Exhibit 10.21

AMENDED AND RESTATED PROMISSORY NOTE

SECURED BY DEED OF TRUST

(FORGIVABLE LOAN)

Amended as of April 25, 2001

$500,000.00	Mountain View, California
September 27, 2000

For value received, the undersigned, Warren C. Pratt (“Employee”) and Elizabeth Pratt (collectively, “Borrower”) jointly and severally promise to pay to SILICON GRAPHICS, INC., a Delaware corporation (“SGI”), or order, at 1600 Amphitheatre Parkway, Mountain View, California 94039-7311, or such other place as SGI may designate in writing from time to time, in lawful money of the United States of America, without abatement, demand, deduction, setoff or counterclaim (except as provided in Paragraph 5), the principal sum of Five Hundred Thousand and  00/100 Dollars ($500,000.00).  This Promissory Note shall bear no interest, except as provided in Paragraph 4 below.

1.             Payments.  All outstanding principal and accrued interest under this Promissory Note shall be due and payable on the Due Date (as defined below); provided, however, that so long as Employee remains employed by SGI on a regular and full-time basis, Borrower’s obligation to pay principal and interest under this Promissory Note shall be forgiven as follows: (i) principal in the amount of Eight Thousand Three Hundred Thirty-Three and 33/100 ($8,333.33) per month shall be forgiven on October 22, 2000 and on the twenty-second (22nd) day of each of the fifty-eight (58) calendar months thereafter, and (ii) principal in the amount of Eight Thousand Three Hundred Thirty-Three and 53/100 ($8,333.53) shall be forgiven on September 22, 2005.  Every payment received by SGI with respect to this Promissory Note shall be applied as follows: first, to the payment of any late charges; second, to the payment of accrued but unpaid interest; and, third, to the payment of the outstanding principal balance of this Promissory Note.

2.             Due Date.  The “Due Date” shall be the earlier of (i) the date of termination or cessation of SGI’s employment of Employee, involuntarily with cause, or (ii) September 22, 2005.  The loan will be forgiven in full if employment is terminated prior to the end of the five-year term (i) by SGI other than for Cause (ii) by Employee for Good Reason or (iii) as a result of death or Disability.  Defined terms not otherwise set forth in this promissory note will have the meaning given to those terms in our letter agreement dated April 25, 2001 relating to forgiveable loan advances in an aggregate amount of up to $5,000,000 (the “2001 Letter Agreement”).

3.             Purpose of Loan.  Borrower acknowledges and agrees that SGI is making this loan to Borrower for the express purpose of facilitating Employee’s relocation to the area of SGI’s corporate headquarters located in Mountain View, California.  Borrower represents and warrants to SGI that Borrower will use all proceeds of this Promissory Note for purposes of purchasing and improving Borrower’s new principal residence located at (address omitted) (“New Residence”).

4.             Default.  In the event that Borrower fails to timely pay any amount or perform any other obligation of Borrower under this Promissory Note, the Deed of Trust (as defined below), or any other agreement or instrument now or hereafter executed by Borrower to evidence or secure the performance of Borrower’s obligations thereunder, SGI may, at its option, declare the entire principal sum under this Promissory Note immediately due and payable.  In the event that SGI exercises this option, or the principal balance of this Promissory Note otherwise becomes due and payable, all principal then outstanding under this Promissory Note shall thereafter bear simple interest at the lesser of ten percent (10%) per annum or the maximum rate permitted by law.  Failure to exercise this option shall not constitute a waiver of SGI’s right to exercise the same with respect to any prior or subsequent defaults.

5.             Right to Offset.  Borrower will have the right to deduct or offset (1) amounts due but not yet paid by SGI to Borrower under the 2001 Letter Agreement or (2) to the extent not paid by SGI when due, the amount of the tax gross-up to be provided by SGI under paragraph 9 of this Promissory Note, from or against amounts payable by Borrower to SGI under this Promissory Note.

6.             Security.  Borrower’s obligations under this Promissory Note are secured by that certain Deed of Trust with Assignment of Rents of even date herewith (“Deed of Trust”) encumbering the New Residence, as more particularly described in the Deed of Trust.

7.             Due on Sale.  The Deed of Trust provides as follows:

If the trustor shall sell, convey or alienate said property, or any part thereof, or any interest therein, or shall be divested of his title or any interest therein in any manner or way, whether voluntarily or involuntarily, without the written consent of the beneficiary being first had and obtained, beneficiary shall have the right, at its option, except as prohibited by law, to declare any indebtedness or obligations secured hereby, irrespective of the maturity date specified in any not evidencing the same, immediately due and payable.

8.             Attorneys’ Fees.  In the event any legal action or proceeding is required to enforce or interpret any provision of this Promissory Note, Borrower shall pay to SGI upon demand all costs of collection and reasonable attorneys’ fees incurred by SGI in connection therewith.

9.             Tax Liability. The income tax liability to Borrower resulting from this Promissory Note (including, imputed interest or the forgiveness of principal and interest hereunder) shall be offset by the tax gross-up provided by SGI.  Borrower agrees that the non-interest bearing nature of this Promissory Note is personal to Borrower and non-transferable, and is conditioned upon the future performance of substantial services by Employee.  Borrower certifies to SGI that Borrower reasonably expects to itemize deductions for each year that principal is outstanding under this Promissory Note.

10.           Miscellaneous.  If any provision of this Promissory Note shall be invalid or unenforceable for any reason, the same shall be ineffective, but the remainder of this Promissory Note shall not be affected thereby and shall remain in full force and effect.  Time is of the essence of each and every obligation of Borrower and SGI hereunder.  Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived by Borrower and SGI with respect to amounts owed by each of them respectively under the provisions of this Note.  If the due date for any payment under this Promissory Note falls on a Saturday, Sunday or legal holiday, then such due date shall be extended to the next business day.  None of the terms or provisions of this Promissory Note may be waived, altered, modified or amended except by a writing signed by SGI and Borrower.  The provisions of this Promissory Note shall be governed by California law.  The covenants, terms and conditions hereof shall bind the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of SGI.

IN WITNESS WHEREOF, Borrower has executed this Promissory Note as of the date first set forth above.

BORROWER:

/s/ WARREN C. PRATT
WARREN C. PRATT

/s/ ELIZABETH PRATT
ELIZABETH PRATT

Amendment Agreed and Accepted by SGI:

By:	/s/ SANDRA ESCHER
Sandra Escher
Senior Vice President and General Counsel